                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-85424

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 3, 2002)

                             2,090,000 COMMON SHARES

                                       OF

                              KRAMONT REALTY TRUST

      In this prospectus supplement we are offering 2,090,000 of our common shares of beneficial interest, par value $.01 per share, at a price of $14.35 per share, for an aggregate purchase price of approximately $29,991,500.

      We have agreed to engage Cohen & Steers Capital Advisors, LLC, as a placement agent for this offering. Cohen & Steers has no commitment to purchase securities and will act only as an agent in obtaining the indications of interest on the securities from certain investors. We agreed to pay the placement agent a fee of $300,000 and to pay certain of its expenses. After paying this fee to the placement agent and other estimated expenses, we anticipate receiving approximately $29,450,600 in net proceeds from this offering.

      We expect to deliver 1,810,000 of our common shares offered by this prospectus supplement on or about December 31, 2002, and the remaining 280,000 common shares on or about January 2, 2003.

      Our common shares are traded on the New York Stock Exchange under the symbol "KRT." On December 27, 2002, the last reported sale price for our common shares on the New York Stock Exchange was $15.11 per share.

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INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is December 30, 2002.

                                TABLE OF CONTENTS

                                                                           PAGE
Summary.................................................................    S-1
The Company.............................................................    S-1
The Offering............................................................    S-1
Forward-Looking Statements..............................................    S-2
Use of Proceeds.........................................................    S-2
Plan of Distribution....................................................    S-3
Legal Matters...........................................................    S-3
Where You Can Find More Information.....................................    S-3
Incorporation of Certain Information By Reference.......................    S-4


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                                     SUMMARY

      This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common shares, you should read carefully this entire prospectus supplement and the accompanying prospectus, as well as more detailed information in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, including our consolidated financial statements and the notes to the consolidated financial statements.

                                   THE COMPANY

      We are Kramont Realty Trust, a self-administered, self-managed real estate investment trust organized under the laws of the State of Maryland. We sometimes refer to ourselves as Kramont.

      We are engaged in the ownership, acquisition, redevelopment, management and leasing of community and neighborhood shopping centers. All of our assets are held by two operating partnerships under an UPREIT structure. UPREIT stands for "Umbrella Partnership Real Estate Investment Trust." An UPREIT is a real estate investment trust that conducts its operations through an umbrella limited partnership.

      We own and operate 81 shopping centers and two office buildings, are developing an additional shopping center and manage five shopping centers for third parties located in 16 states in the East and Southeast, aggregating approximately 11.6 million square feet.

      We employ approximately 130 full and part-time employees, including management, accounting, legal, acquisitions, property management, maintenance and administrative personnel.

      Our principal executive offices are located at Plymouth Plaza, 580 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462, and our telephone number is (610) 825-7100. Additional information regarding Kramont is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and other documents we file with the Securities and Exchange Commission (which are incorporated by reference in this prospectus supplement).

                                  THE OFFERING

      The common shares offered hereby are being sold by us. None of our shareholders is selling any shares in this offering.

      Securities Offered.............    2,090,000 common shares

      Price per share................    $14.35

      Common shares to be outstanding
      after this offering............    23,355,985

      Risk factors...................    See "Risk Factors" beginning on
                                         page 3 of the accompanying prospectus.

                           FORWARD-LOOKING STATEMENTS

      Certain information both included and incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project", or the negative thereof, or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include:

      - our inability to identify properties to acquire or our inability to successfully integrate acquired properties and operations;

      - the effect of general economic downturns on demand for leased space at and the amount of rents chargeable by neighborhood and community shopping centers;

      - changes in tax laws or regulations, especially those relating to REITs and real estate in general;

      -  our failure to continue to qualify as a REIT under U.S. tax laws;

      - the number, frequency and duration of tenant vacancies that we experience;

      - the time and cost required to solicit new tenants and to obtain lease renewals from existing tenants on terms that are favorable to us;

      -  tenant bankruptcies and closings;

      - the general financial condition of, or possible mergers or acquisitions involving, our tenants;

      - competition from other real estate companies or from competing shopping centers or other commercial developments;

      -  changes in interest rates and national and local economic conditions;

      -  the continued service of our senior executive officers;

      -  possible environmental liabilities;

      -  the availability, cost and terms of financing;

      - the time and cost required to identify, acquire, construct or develop additional properties that result in the returns anticipated or sought;

      - the costs required to re-develop or renovate any of our current or future properties; and

      - our inability to obtain insurance coverage to cover liabilities arising from terrorist attacks or other causes or to obtain such coverage at commercially reasonable rates.

      You should also carefully consider any other factors contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this supplemental prospectus or into the accompanying prospectus. You should pay particular attention to those factors discussed in the accompanying prospectus under the heading "Risk Factors." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements.

                                 USE OF PROCEEDS

      The net proceeds to us from the offering (after deducting estimated fees and expenses of $540,900 related to this offering, including the placement agent fee) are estimated to be approximately $29,450,600. We intend to use the net proceeds for general corporate purposes, including capital expenditures and to meet working capital needs. This may include acquiring income producing properties and businesses consistent with our business strategy and funding renovations on, or capital improvements to, our existing properties or tenant improvements. We may also use a portion of the net proceeds from time to time to repay portions of our outstanding debt, to make investments in short-term income producing securities or to redeem previously issued preferred shares.

                              PLAN OF DISTRIBUTION

      We have agreed to engage Cohen & Steers Capital Advisors, LLC ("Cohen & Steers"), as a placement agent for this offering. Cohen & Steers may be an underwriter within the meaning of the Securities Act of 1933, as amended, in connection with its placement agent activities in this offering. Cohen & Steers is an affiliate of Cohen & Steers Capital Management, Inc., who is an investment adviser to certain persons who own our shares of beneficial interest. According to a Schedule 13G filed by Cohen & Steers Capital Management, Inc. on June 10, 2002, as of that date it beneficially owned 2,300,000, or approximately 12.19%, of our common shares then outstanding.

      Cohen & Steers has no commitment to purchase any of our common shares and will act only as an agent in obtaining indications of interest in our common shares from certain investors. We agreed to pay the placement agent a fee of $300,000 and to pay certain of its expenses.

      We have agreed to indemnify the placement agent and each of its respective partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and agents, and each person, if any, controlling the placement agent and any of its affiliates, against liabilities resulting from this offering and to contribute to payments the placement agent may be required to make for these liabilities.

      In the ordinary course of business, Cohen & Steers and/or its affiliates have engaged and may in the future engage in financial advisory, investment banking and other transactions with us for which customary compensation has been, and will be paid.

      Subject to the terms and conditions of a purchase agreement dated December 30, 2002, with respect to which Cohen & Steers acted as a placement agent, Teachers Insurance and Annuity Association of America and certain investment advisory clients of Kensington Investment Group, Inc. and Teachers Advisors, Inc., have agreed to purchase, and we have agreed to sell, 2,090,000 common shares at a price of $14.35 per share. The purchase agreement provides that the obligations of the purchasers to purchase these shares included in this offering are subject to customary closing conditions.

      Jeffries & Company, Inc. is acting as settlement agent in connection with the sale of our common shares under the purchase agreement and will receive a fee of $20,900. After paying this fee, the fee to the placement agent and other estimated expenses, we anticipate receiving approximately $29,450,600 in net proceeds from this offering.

                                  LEGAL MATTERS

      Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, will pass on the validity of the common shares to be issued in connection with this offering.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports with the Securities and Exchange Commission, or the SEC, on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

      Our common shares, our Series B-1 preferred shares and our Series D preferred shares, are listed on the New York Stock Exchange and we are required to file reports, proxy statements and other information with the New York Stock Exchange. You may read any document we file with the New York Stock Exchange at the offices of the New York Stock Exchange which is located at 20 Broad Street, 17th Floor, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

      1. Our Registration Statement on Form S-3, filed with the SEC on April 3, 2002 (registration No. 333-85424), as amended;

      2. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

      3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

      4. Our Current Reports on Form 8-K dated April 18, 2002, August 13, 2002 and December 30, 2002;

      5. Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2002; and

      6. The description of our common shares and our preferred shares included in our Registration Statement on Form 8-A, filed with the SEC on June 1, 2000, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

      Kramont Realty Trust
      Plymouth Plaza
      580 West Germantown Pike
      Plymouth Meeting, PA  19462
      (610) 825-7100

      This prospectus supplements the accompanying prospectus and is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations provided in this and the accompanying prospectus and any applicable supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PROSPECTUS

                                  $150,000,000
                              KRAMONT REALTY TRUST
                 COMMON SHARES OF BENEFICIAL INTEREST, PREFERRED
 SHARES OF BENEFICIAL INTEREST, DEPOSITARY SHARES, WARRANTS AND DEBT SECURITIES

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We may offer and sell, from time to time, in one or more offerings:

      -      common shares           -      warrants
      -      preferred shares        -      debt securities
      -      depositary shares

These securities may be offered and sold separately or together or as units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

The specific terms and amounts of the securities will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

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Our common shares are traded on the New York Stock Exchange under the symbol "KRT." The applicable prospectus supplement will contain information, if applicable, about any listing of offered securities on a securities exchange. On April 2, 2002, the last reported sale price for our common shares on the New York Stock Exchange was $13.39 per share.

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INVESTING IN OUR COMMON SHARES, PREFERRED SHARES, DEPOSITARY SHARES, WARRANTS OR DEBT SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The common shares, preferred shares, depositary shares, warrants or debt securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

                  The date of this Prospectus is April 3, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
About This Prospectus ...................................................      1
Prospectus Summary ......................................................      2
Risk Factors ............................................................      3
Forward-Looking Statements ..............................................     11
Use of Proceeds .........................................................     12
Certain Ratios ..........................................................     12
Description of Shares ...................................................     12
Description of Depositary Shares ........................................     19
Description of Debt Securities ..........................................     22
Description of Warrants .................................................     28
Federal Income Tax Considerations .......................................     29
Plan of Distribution ....................................................     37
Legal Matters ...........................................................     37
Experts .................................................................     37
Where You Can Find More Information .....................................     38
Incorporation by Reference ..............................................     38


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                              ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, offer any combination of common shares, preferred shares, depositary shares, warrants or debt securities described in this prospectus up to a maximum total amount of $150,000,000. In connection with certain kinds of offerings, we may be required to obtain shareholder approval or the consent of certain of our lenders before issuing debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The nature of any required consent will be included in the prospectus supplement we use for any offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                               PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, incorporated by reference in this prospectus.

                                   THE COMPANY

      We are Kramont Realty Trust, a self-administered, self-managed real estate investment trust organized under the laws of the State of Maryland. We sometimes refer to ourselves as Kramont.

      We are engaged in the ownership, acquisition, redevelopment, management and leasing of community and neighborhood shopping centers. All of our assets are held by two operating partnerships under an UPREIT structure. UPREIT stands for "Umbrella Partnership Real Estate Investment Trust." An UPREIT is a real estate investment trust that conducts its operations through an umbrella limited partnership.

      We own and operate 79 shopping centers and two office buildings and manage five shopping centers for third parties located in 16 states in the East and Southeast, aggregating approximately 11.5 million square feet.

      We employ approximately 130 full and part-time employees, including management, accounting, legal, acquisitions, property management, maintenance and administrative personnel.

      Our principal executive offices are located at Plymouth Plaza, 580 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462, and our telephone number is (610) 825-7100. Additional information regarding Kramont is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (which is incorporated by reference in this prospectus).

                                  RISK FACTORS

You should carefully consider the following risk factors, as well as the other information contained in this prospectus or any supplemental prospectus hereto or incorporated herein by reference in this prospectus, before purchasing any of our common shares, preferred shares, warrants or debt securities.

GENERAL REAL ESTATE RISKS.

Your investment in Kramont is subject to risks related to the ownership of real estate securities generally.

      Your investment in Kramont will be affected by adverse economic conditions and regulatory changes.

      Your investment may be subject to risks generally incident to the ownership of real estate, including:

      -  changes in general economic or local conditions;

      - changes in supply of or demand for similar or competing properties in an area;

      - changes in interest rates which may render the sale and/or refinancing of a property difficult or unattractive;

      -  changes in consumer spending patterns;

      -  increases in operating costs and expenses;

      - excess supply of retail or commercial space and construction of new shopping centers, regional malls or other retail or commercial spaces;

      - tax, real estate, environmental and zoning laws and changes in such laws; and

      - periods of higher interest rates or tight money supply, which may render it more expensive to operate.

      In addition, some significant operating expenses associated with Kramont's properties, such as debt payments, maintenance, tenant improvement costs and taxes, generally are not reduced when gross income from properties is reduced.

      For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our properties.

Kramont is dependent on the retail industry.

      The market for retail space and, indirectly, the general economic or local conditions of the retail sector in which Kramont operates can significantly affect the performance of our company. Consolidation in the retail sector, the financial distress of some large retailers, competition from e-commerce companies and the excess amount of retail space in some markets has adversely affected the market for retail space. To the extent that these conditions persist, we cannot assure you that Kramont will have sufficient net income and cash available for distributions to shareholders and Kramont may not be able to obtain debt or equity financing on reasonable terms and conditions.

One or more vacancies at a property may make it difficult for Kramont to sell or re-lease that property.

      The ability of Kramont to rent or relet unleased space will be affected by many factors, including the existence of covenants typically found in shopping center tenant leases, such as covenants restricting the use of other space at the shopping center to those which are not competitive with another tenant. Kramont's ability to lease or relet its properties may cause fluctuations in Kramont's cash flow, which, in turn, may affect the cash available for distributions to shareholders.

Kramont is dependent on the financial stability of its tenants for revenue.

      Substantially all of Kramont's income is derived from rental payments from tenants of Kramont's properties. Therefore, the success of Kramont's investments is dependent to a large extent on the financial stability of its tenants. Lease payment defaults by tenants could cause Kramont to reduce the amount of distributions to shareholders. A default of a tenant on its lease payments to Kramont would cause Kramont to lose revenue from the property and require it to find an alternative source of revenue to meet its mortgage payment obligations and prevent a foreclosure, if the property is subject to a mortgage. In the event of a default, Kramont may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and reletting its property. If a lease is terminated, we cannot assure you that Kramont will be able to lease the property for the rent previously received or sell the property without incurring a loss. In addition, if a large number of tenants default under their leases, it would adversely affect Kramont's net income and cash available for distributions to its shareholders.

Kramont relies on major tenants to pay rent, and their inability to pay rent may substantially reduce Kramont's net income and cash available for distributions to shareholders.

      Kramont's four largest tenants are Wal-Mart Stores, Inc., Kmart Corporation, The TJX Companies, Inc. and Shop Rite. As of December 31, 2001, Wal-Mart represented approximately 5.6% of Kramont's annualized minimum rents, Kmart represented approximately 3.0% of Kramont's annualized minimum rents, The TJX Companies, Inc. represented approximately 2.8% of Kramont's annualized minimum rents and Shop Rite represented approximately 2.4% of Kramont's annualized minimum rents. As of December 31, 2001, no other tenant represents more than 1.9% of the aggregate annualized minimum rents of Kramont's properties. Kramont's financial position and its ability to make distributions may be adversely affected if any of these tenants, or any other major tenants, experiences financial difficulties, including a bankruptcy, insolvency or general downturn in the business of any of these tenants, if any of these tenants does not renew its leases as they expire or if our tenants are acquired or merged with other entities.

      Wal-Mart has closed stores at certain locations while continuing to honor its lease payment obligation to Kramont and may close additional stores. Kmart has commenced bankruptcy proceedings. To date, Kmart has not rejected any of Kramont's leases. Our financial position may be adversely affected if Kmart or a bankruptcy trustee or any other successor to its assets in bankruptcy terminates or renegotiates the terms of Kmart leases with respect to our properties or closes Kmart stores located at our properties. If Wal-Mart, Kmart or any other major tenant were to close stores at our properties as a result of bankruptcy or for other reasons, such closures could adversely affect other tenants by causing a decrease in customer traffic at such properties, which in turn could adversely affect our financial position by causing tenants to default on lease payment obligations. This could be true even if the tenant continued to pay rent under the leases for the closed stores.

Uninsured losses relating to real property may adversely affect your returns.

      Kramont carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for its properties with customary terms carried for similar properties. We believe Kramont is adequately insured for all material risks of loss. However, we cannot assure you that all insurance will be available in the future or will be available at commercially reasonable rates. In addition, we cannot assure you that every loss affecting Kramont's properties will be covered by insurance or that any loss that Kramont incurs will not exceed the limits of policies obtained. Kramont's net income and cash available for distributions would be adversely affected by an uninsured loss. Although we believe that we currently carry adequate insurance coverage for liability which could arise from terrorist attacks on our properties, we cannot assure you that insurance adequate to cover liability arising from terrorist attacks will be available in the future or will be available at commercially reasonable rates.

Competition with other properties and other companies may increase costs, decrease acquisition opportunities and reduce returns.

      The leasing of real estate is highly competitive. Most of Kramont's properties are located in developed retail and commercial areas, and there are generally numerous other neighborhood or community shopping centers within a five-mile radius of any given property. In addition, there are generally one or more regional malls within a ten-mile radius of some of the properties.

      There are numerous developers and real estate companies which compete with Kramont in seeking acquisition opportunities and locating tenants to lease vacant space, some of which may have greater financial resources than Kramont. In addition, these developers or real estate companies may develop or acquire new shopping centers or regional malls, or renovate, refurbish or expand existing shopping centers or regional malls, in the vicinity of one or more of Kramont's properties. Competition from these developers and real estate companies could adversely and materially affect Kramont's acquisition opportunities and ability to locate tenants to lease vacant space.

Compliance with regulatory requirements, including the Americans with Disabilities Act, at Kramont's properties may cause Kramont to incur additional costs.

      Kramont's properties are subject to various federal, state and local regulatory requirements, including the Americans with Disabilities Act, which requires that buildings be made accessible to people with disabilities.

Governmental authorities could impose fines and private litigants may be awarded damages if Kramont fails to comply with these requirements. We believe that our properties are in substantial compliance with all material federal, state and local regulatory requirements. We cannot assure you, however, that regulatory requirements will not be changed or that new regulatory requirements will not be imposed that would require significant unanticipated expenditures by Kramont or the tenants. Unexpected expenditures would adversely affect Kramont's net income and cash available for distributions to shareholders.

Illiquidity of real estate investments may make it difficult for Kramont to sell properties to respond to changing market conditions.

      Kramont's ability to vary its portfolio in response to changes in economic and other conditions will be limited as a result of various factors. First, real estate investments are relatively illiquid. In addition, REIT requirements may subject Kramont to confiscatory taxes on gain recognized from the sale of property if such property is considered to be held primarily for sale to customers in the ordinary course of Kramont's trade or business We cannot assure you that Kramont will be able to promptly dispose of one or more of its properties when it wants or needs to. Consequently, the sale price for any property may not recoup or exceed the amount invested in the property.

Costs associated with environmental matters may adversely affect Kramont's operating results.

      Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be liable for the costs of investigating and remediating these substances on or under the property. The federal Comprehensive Environmental Response, Compensation & Liability Act, as amended, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party was at fault for the presence of such hazardous substances. The costs of remediating hazardous or toxic substances can be substantial and can exceed the value of the subject property. In connection with the ownership or operation of its properties, Kramont could be liable for such costs in the future. The presence of hazardous or toxic substances on its properties, or Kramont's failure to remediate such substances, also may adversely affect Kramont's ability to sell or rent its properties or to borrow funds as collateral. In addition, environmental laws may impose restrictions on the manner in which Kramont uses its properties or operates its business, and these restrictions may require expenditures for compliance.

      We are currently not aware of any material environmental claims pending or threatened against us in excess of available insurance. However, we cannot assure you that a material environmental claim or compliance obligation will not arise or that we will not undertake environmental remediation that either is not covered by insurance or is in excess of such coverage. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial to Kramont and affect its operating results.

COMPANY RISKS.

Kramont's properties are subject to risks related to specific geographic areas which could adversely affect net income.

      Kramont owns properties located in 16 states, primarily in the eastern portion of the United States. To the extent that general economic or other relevant conditions decline in the states in which the properties are located and result in a decrease in consumer demand in these areas, the income from, and value of, these properties may be adversely affected. The impact of any general decline would affect Kramont more significantly if it affected states in which Kramont had a significant concentration of properties, or the Eastern United States as a whole.

The issuance of additional Kramont shares, warrants or debt securities, whether or not convertible, may reduce the market price for Kramont shares.

      We cannot predict the effect, if any, that future sales of Kramont shares, warrants or debt securities, or the availability of Kramont securities for future sale, will have on the market price of the Kramont common shares. Sales of substantial amounts of Kramont common shares or preferred shares, warrants or debt securities convertible into or exercisable or exchangeable for common shares in the public market or the perception that such sales might occur could reduce the market price of the Kramont common shares and the terms upon which Kramont may obtain additional equity financing in the future. In addition, Kramont may issue additional Kramont shares in the future to raise capital or as a result of the following:

   - The conversion into our common shares of Kramont Series A-1 Increasing Rate Cumulative Convertible Preferred Shares, 9.75% Series B-1 Cumulative Convertible Preferred Shares, or other series of preferred shares we may offer in the future.

   - The issuance of common shares under the 2000 Incentive Plan or other Kramont remuneration plans. Kramont may also issue Kramont common shares to its employees in lieu of bonuses or to its trustees in lieu of trustee's fees.

   - The exercise of options to purchase Kramont common shares. As of March 1, 2002, Kramont had outstanding options to acquire approximately 1,070,200 Kramont common shares. In addition, Kramont may in the future issue additional options or other securities convertible into or exercisable for Kramont common shares under Kramont's 2000 Incentive Plan or other Kramont remuneration plans. Kramont may also issue options or convertible securities to its employees in lieu of bonuses or to its trustees in lieu of trustee's fees.

   - The redemption of partnership units in the operating partnerships, Kramont Operating Partnership, L.P. and/or Montgomery CV Realty L.P. Under the terms of the operating partnerships, minority limited partners in each partnership may elect to redeem their partnership units in the operating partnerships for cash. Upon such election, Kramont Realty Trust can elect to issue Kramont common shares in lieu of the cash payment, currently on a one-to-one basis. In the event all of the limited partners in both operating partnerships elect to redeem their partnership units for cash, Kramont may elect to issue an aggregate of 1,666,152 common shares in Kramont in connection with these redemptions. Kramont may in the future issue additional partnership units in the operating partnerships to third parties in exchange for real property.

   -  The issuance of debt securities exchangeable for our common shares.

   -  The exercise of warrants we may issue in the future.

   - Lenders sometimes ask for warrants or other rights to acquire shares in connection with provide financing. We cannot assure you that our lenders will not request such rights.

There may be no prior public market for preferred shares, warrants or debt securities we may issue and investment in such securities may be illiquid.

      We cannot predict the extent to which investor interest in any new or existing series of preferred shares, warrants or debt securities we may issue will lead to the development of an active, liquid trading market for those securities. In addition, we could decide not to list for trading on a national securities exchange any securities of a class not now listed which are offered for sale pursuant to any supplement to this prospectus. An investment in such shares could be illiquid for an indefinite period. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price of shares of a new series of our preferred shares, warrants or debt securities may not be indicative of prices that will prevail in the trading market. The market price of shares of our common or preferred shares or a new series of our preferred shares, warrants or debt securities may decline below the initial public offering price.

Our common shares rank junior to our outstanding preferred shares and may rank junior to any new series of preferred shares we may issue.

      Our outstanding Series A-1 Preferred Shares, Series B-1 Preferred Shares and Series D Cumulative Redeemable Preferred Shares rank senior to our common shares as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Kramont. Any new series of preferred shares we issue also may rank senior to our common shares. In addition, our outstanding preferred shares have and any new series of preferred shares may have the right to receive cumulative cash dividends. This means that holders of common shares will not be entitled to receive any dividends unless full cumulative dividends on our preferred shares have been paid or declared and set apart for payment.

      In the event of any liquidation, dissolution or winding up of the affairs of Kramont, holders of common shares will not be entitled to receive any distributions of our assets before we pay or make provisions for the payment of our debts and before we pay holders of our preferred shares ranking senior to the common shares accrued and unpaid dividends and any liquidation preference they are entitled to receive under our declaration of trust. This means that holders of common shares may not receive any distributions in the event of a liquidation, dissolution or winding up of the affairs of Kramont.

Our business depends on key personnel.

      The success of our business will be dependent on the efforts of its executive officers and trustees, particularly Louis P. Meshon, Sr. The loss of his services could adversely affect Kramont's business, assets or results of operations.

Our organizational documents do not place limits on the incurrence of debt.

      Our documents do not limit the amount of indebtedness that we may incur. Although our board of trustees attempts to maintain a balance between total outstanding indebtedness and the value of our portfolio, it could alter this balance at any time. If we become more highly leveraged, by issuing new debt securities or otherwise, then the resulting increase in debt service could diminish our ability to make distributions to shareholders and make payments on other outstanding indebtedness. If we default on our obligations under any outstanding indebtedness or new debt securities we issue, we could lose our interest in any properties or other collateral that secure that indebtedness.

We may need to borrow additional money to qualify as a REIT.

      Our ability to make distributions to shareholders could be diminished by increased debt service obligations if we need to borrow additional money in order to maintain our REIT qualification. For example, differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet the requirement that we distribute to shareholders at least 90% of our net taxable income excluding net capital gain each year. The incurrence of large capital expenditures also could require us to borrow money to meet this requirement.

      We might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. In other words, we may have to borrow money on unfavorable terms.

We cannot avoid risks inherent in development and acquisition activities and property development.

      Developing or expanding existing properties in our real estate portfolio is an integral part of our strategy for maintaining and enhancing the value of our portfolio. We may also choose to acquire additional properties in the future. While our existing policies with respect to developing and expanding properties are intended to limit some of the risks otherwise associated with property acquisition such as not starting construction on a project prior to obtaining a commitment from an anchor tenant, we nevertheless will incur risks, including risks related to cost required to identify and acquire properties, delays in construction and lease-up, costs of materials, financing availability, volatility in interest rates and labor availability. In addition, our policies may change.

      In addition, once a property is acquired, the renovation and improvement costs we incur in bringing an acquired property up to market standards may exceed our estimates, and the property may fail to perform as expected. We also may be unable to identify properties to acquire or successfully integrate acquired properties and operations. In addition, we may incur costs required to re-develop or renovate our current properties.

We are subject to risks associated with debt financing and existing debt maturities.

We are subject to a variety of risks associated with debt financing. These risks could increase if we issue new debt securities. Examples of these risks include the following:

      - our cash from operating activities may be insufficient to meet required payments;

      -  we may be unable to pay or refinance indebtedness on our properties;

      - if interest rates or other factors result in higher interest rates on refinancing, these factors will diminish our returns on development and redevelopment activities, reduce cash from operating activities and hamper our ability to make distributions to shareholders;

      - if we are unable to secure refinancing of indebtedness on acceptable terms, we may be forced to dispose of properties upon disadvantageous terms, which may cause losses and affect our funds from operations;

      - if properties are mortgaged to secure payment of indebtedness and we are unable to meet payments, the mortgagee may foreclose upon the properties, resulting in a loss of income and a valuable asset to us; and

      - we may not be able to sell properties that currently are mortgaged to secure payment of indebtedness.

Kramont has substantial debt obligations which could limit its net income and cash available for distribution.

      We have substantial debt obligations. The debt of Kramont at December 31, 2001 was approximately $510,212,000, of which approximately $499,165,000 is long-term debt. The ratio of Kramont's debt to estimated value of Kramont's real estate assets at December 31, 2001 is approximately 59%. Payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a real estate investment trust. In addition, 75 of our properties are security for our mortgage indebtedness.

It may be difficult for Kramont to meet its balloon payment obligations; balloon payment obligations may adversely affect Kramont's ability to pay distributions to shareholders.

      A number of our outstanding loans require lump sum or "balloon" payments for the outstanding principal balance at maturity. We have $63.8 million outstanding on a secured first mortgage loan facility with Salomon Brothers Realty Corp., which is secured by 9 properties and is due in October 2008. Our current 7-year REMIC loan in the principal amount of $181.7 million is secured by 27 properties and is due in June 2003. In addition, GMAC Commercial Mortgage Corporation has made 14 mortgage loans aggregating approximately $66.1 million. These mortgage loans are due in August 2003. The remainder of our mortgages that have balloon indebtedness have due dates ranging from December 2002 to August 2028. In addition, we may finance future acquisitions with debt which may require a lump sum or "balloon" payment for the outstanding principal balance at maturity. Our ability to pay the outstanding principal balance of our debt at maturity may depend upon our ability to refinance the debt, or to sell properties. We cannot assure you that we will be able to refinance our payment obligations on reasonable terms and conditions, that we will be able to sell any properties or that the amounts we receive from refinancings or sales will be sufficient to make the required balloon payment on our debt. If we cannot make a balloon payment when due, our lenders may foreclose on the properties securing the debt, which foreclosure would have a material adverse effect on our business, assets and results of operations.

If Kramont fails to make its debt payments, it could lose its investment in a property.

      If we are unable to make our debt payments on loans secured by mortgages on our properties as required, a lender could foreclose on the property or properties securing our debt. This could cause us to lose part or all of our investment, which could cause the value of our common shares, preferred shares and warrants and the distributions payable to shareholders to be reduced.

Floating rate debt of Kramont will be adversely affected by increases in interest rates.

      We have indebtedness with an aggregate outstanding principal balance of approximately $90.5 million that bears interest at rates that are variable. New debt securities could also have floating interest rates. As a result of variable interest rates on the debt and on other debt we may incur in the future, an increase in interest rates could have an adverse effect on our net income and cash available for distributions.

FEDERAL INCOME TAX RISKS.

Failure to qualify as a real estate investment trust could adversely affect Kramont's operations and Kramont's ability to make distributions.

      It is expected that Kramont will continue to qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code. However, we cannot assure you that Kramont will be able to operate in a manner so as to maintain its qualification as a REIT. Qualification as a REIT involves the application of highly technical and complex tax law provisions for which there are only limited interpretations. In addition, qualification as a REIT involves the determination of various factual matters that will not be entirely in Kramont's control. We also cannot assure you that new laws, regulations or interpretations will not change the applicable REIT qualification rules.

      If Kramont fails to qualify as a REIT for any taxable year, its distributions to its shareholders would cease to qualify for the deductions for dividends paid, with the effect that Kramont would be subject to federal income tax on its taxable income at corporate rates. In addition, Kramont could be disqualified from treatment as a REIT for four taxable years following the year of losing its REIT status. Losing its REIT status would reduce net earnings available for investment or distribution to shareholders because of the additional tax liability. In addition, Kramont might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Real estate investment trust distribution requirements limit the amount of cash Kramont will have available for other business purposes, including amounts to fund its future growth.

      To maintain Kramont's qualification as a REIT under the Code, Kramont will have to distribute annually to its shareholders at least 90% of its ordinary taxable income, excluding net capital gains. This requirement will limit Kramont's ability to accumulate capital for use for other business purposes. If Kramont does not have sufficient cash or other liquid assets to meet the distribution requirements, it may have to borrow funds or sell properties on adverse terms in order to meet the distribution requirements. If Kramont fails to make a required distribution, it would cease to qualify as a REIT.

Kramont's board may determine without shareholder approval that Kramont should no longer qualify as a REIT.

      Kramont's board may determine without shareholder approval that it is in the best interests of Kramont to cease to qualify as a REIT for federal income tax purposes. In the event the Kramont board would make this determination, Kramont and its shareholders would no longer be entitled to the Federal income tax benefits that are applicable to a REIT.

Legislative or regulatory action could adversely affect investors in Kramont.

      In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of Kramont. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect your taxation as a Kramont shareholder. Any of these changes could have an adverse affect on an investment in shares of Kramont or on the market value or the resale potential of Kramont's properties. You are urged to consult with your own tax advisor with respect to the impact that recent legislation may have on your investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND KRAMONT'S DECLARATION OF TRUST AND BYLAWS MAY INHIBIT BUSINESS COMBINATIONS.

Provisions of the Maryland General Corporation Law may prevent a business combination involving Kramont.

      Provisions of the Maryland General Corporation Law applicable to Kramont prohibit business combinations with:

   - any person who beneficially owns 10% or more of the voting power of Kramont's outstanding shares or any of Kramont's affiliates or associates who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of Kramont's outstanding shares (an "interested shareholder"); or

   -  an affiliate of an interested shareholder.

A person is not an interested shareholder if Kramont's board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      These prohibitions last for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, Maryland law provides that any business combination must be recommended by Kramont's board of trustees and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of Kramont's outstanding shares and two-thirds of the votes entitled to be cast by holders of Kramont's shares other than shares held by the interested shareholder or its affiliate or associate. These requirements, as well as the ability of Kramont to issue additional authorized but unissued common and preferred shares and to classify or reclassify any unissued common or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares, could inhibit a change in control even if a change in control were in your best interest. These provisions of Maryland law do not apply, however, to business combinations with a person that are approved or exempted by Kramont's board of trustees prior to the time the person becomes an interested shareholder.

Kramont's declaration of trust contains ownership limitations which may discourage a takeover.

      To preserve Kramont's qualification as a REIT, no more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals. Kramont's declaration of trust authorizes the board of trustees of Kramont to take any action that may be required to preserve its qualification as a REIT and limits any direct or indirect or constructive ownership by any one person to not more than 9.8% in value or in number of Kramont's common shares or 9.8% in value of all outstanding Kramont shares. In addition, the terms of Kramont's Series D preferred shares limit any person to direct or indirect ownership of not more than 10% in value or in number of the outstanding Series D preferred shares. These restrictions may discourage a change in control of Kramont and may deter individuals or entities from making tender offers for shares, which offers might be financially attractive to shareholders or which may cause a change in the management of Kramont.

Kramont's staggered board may prevent shareholders from adopting a bid for control.

      Kramont's bylaws provide that the number of trustees may be established by the board of trustees. Any vacancy will be filled at any regular meeting or at any special meeting called for that purpose by a majority of the remaining trustees, except that a vacancy resulting from an increase in the number of trustees must be filled by a majority of the entire board.

      The Kramont board is divided into three classes of trustees. Each year, one class of the Kramont board is elected to a three-year term by the shareholders. The staggered terms prevent the shareholders from voting on the election of more than one class of trustees at each annual meeting and, thus, may delay, defer or prevent a change in control of Kramont or deter a bid for control of Kramont even in a case where the holders of a majority of the outstanding Kramont common shares believe a change in control would be in their interest.

                           FORWARD-LOOKING STATEMENTS

      Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and
Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include:

   - our inability to identify properties to acquire or our inability to successfully integrate acquired properties and operations;

   - the effect of general economic downturns on demand for leased space at and the amount of rents chargeable by neighborhood and community shopping centers;

   - changes in tax laws or regulations, especially those relating to REITs and real estate in general;

   -  our failure to continue to qualify as a REIT under U.S. tax laws;

   -  the number, frequency and duration of tenant vacancies that we experience;

   - the time and cost required to solicit new tenants and to obtain lease renewals from existing tenants on terms that are favorable to us;

   -  tenant bankruptcies and closings;

   - the general financial condition of, or possible mergers or acquisitions involving, our tenants;

   - competition from other real estate companies or from competing shopping centers or other commercial developments;

   -  changes in interest rates and national and local economic conditions;

   -  the continued service of our senior executive officers;

   -  possible environmental liabilities;

   -  the availability, cost and terms of financing;

   - the time and cost required to identify, acquire, construct or develop additional properties that result in the returns anticipated or sought;

   - the costs required to re-develop or renovate any of our current properties; and

   - our inability to obtain insurance coverage to cover liabilities arising from terrorist attacks or other causes or to obtain such coverage at commercially reasonable rates.

      You should also carefully consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement. You should pay particular attention to those factors discussed in any supplement under the heading "Risk Factors." You should not rely on the information contained in any forward-looking statements, and you should not expect us to update any forward-looking statements.

                                 USE OF PROCEEDS

      Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities offered by this prospectus for general corporate purposes including capital expenditures and to meet working capital needs. This may include acquiring income producing properties and businesses consistent with our business strategy and funding renovations on, or capital improvements to, our existing properties or tenant improvements. We may also use a portion of the net proceeds from time to time to reduce our outstanding debt, to make investments in short-term income producing securities or to redeem previously issued preferred shares.

                                 CERTAIN RATIOS

      The ratios of earnings to fixed charges of Kramont for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, were 1.68, 1.64, 1.76, 2.27 and
3.58, respectively. The ratios of earnings to combined fixed charges and preferred share distributions of Kramont for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 were 1.41, 1.43, 1.76, 2.27 and 3.58, respectively.

      The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings by fixed charges and by combined fixed charges and preferred share distributions, respectively. For purposes of these calculations, earnings consist of income before minority interest in consolidated subsidiaries, if any, plus interest expense and amortization of debt expense. Fixed charges include interest, whether expensed or capitalized.

                              DESCRIPTION OF SHARES

      Our authorized shares consist of 96,683,845 common shares of beneficial interest, $.01 par value per share, and 3,316,155 preferred shares of beneficial interest, $.01 par value per share. As of March 1, 2002 there were 18,872,295 common shares outstanding and 2,847,595 preferred shares outstanding in addition to approximately 1,666,152 units of partnership interest that are held by limited partners other than Kramont in our operating partnerships, Kramont Operating Partnership, L.P. or Montgomery CV Realty L.P., which may be redeemed at any time for cash or, at the option of Kramont, for Kramont common shares on a one-to-one basis (subject to adjustment). Kramont has signed a letter of intent to purchase the 11,155 outstanding Series A-1 Preferred Shares for $6,042,000, subject to certain conditions, including board of trustees approval, receipt of an equity infusion and negotiation and execution of a definitive Agreement of Sale. The board of trustees has authority to increase the number of authorized common shares and authorized preferred shares without the consent of the shareholders.

COMMON SHARES.

      Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the declaration of trust regarding the restriction of the transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by the board of trustees of Kramont out of assets legally available therefor and to share ratably in the assets of Kramont legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of Kramont.

      Subject to the provisions of the declaration of trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding common share entitles its holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

      Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of Kramont. Subject to the provisions of the declaration of trust regarding the restriction on transfer of shares of beneficial interest, common shares will have equal dividend, liquidation and other rights.

      Under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, or the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the declaration of trust. The declaration of trust provides that, except for certain amendments to Kramont's declaration of trust relating to the classification of the board, removal of trustees, mergers or amending the declaration of trust, and except where approval of the shareholders would not be required if Kramont were a corporation, the foregoing actions must be approved only by the affirmative vote of shareholders holding at least a majority of the shares entitled to vote on the matter. Kramont's declaration of trust provides that a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in the Kramont bylaws authorizing the Kramont board to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

      Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code, without the affirmative vote or written consent of the shareholders. Kramont's declaration of trust permits such action by the board of trustees. In addition, Kramont's declaration of trust permits the trustees, without any action by the shareholders, to amend the declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that Kramont has authority to issue.

      The declaration of trust authorizes the board of trustees to classify and reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

      Kramont's bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the notice of the meeting, (ii) by the board of trustees or (iii) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (i) pursuant to the notice of the meeting, (ii) by the board of trustees or (iii) provided that the board of trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

      Certain other provisions of the Maryland General Corporation Law and our declaration of trust and bylaws may have the effect of delaying, deferring or preventing a change in control of Kramont. See "Risk Factors -- Certain provisions of the Maryland General Corporation Law and Kramont's declaration of trust and bylaws may inhibit business combinations."

REIT OWNERSHIP LIMITATIONS.

      For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding common or preferred shares may be owned, actually or constructively, by five or fewer "individuals," which, as defined in the Code for this purpose, includes some entities, during the last half of a taxable year. In addition, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

      In addition, if we, or an actual or constructive owner of 10% or more of shares, own, actually or constructively, 10% or more of one of our tenants, then the rent received by us from that "related party tenant" will not be qualifying income for purposes of determining whether we meet the requirements for qualification as a REIT under the Code unless the tenant is a taxable REIT subsidiary and specified requirements are met.

      Our declaration of trust contains limitations on share transfer and ownership intended to preserve our REIT status. Our declaration of trust provides that, subject to exceptions, no person may own, or be deemed to own, directly or by virtue of the attribution provision of the Code, more than (a) 9.8% in value of our aggregate outstanding shares, or (b) 9.8% in value or number, whichever is more restrictive, of the aggregate number of our outstanding common shares. Our board of trustees, in its sole discretion, may exempt a person from the ownership limits and may establish a new limit applicable to that person if such person submits to the board of trustees such representations and undertakings that demonstrate, to the reasonable satisfaction of the board, that such ownership would not jeopardize our status as a REIT under the Code. Our declaration of trust further prohibits any person from transferring any of our common or preferred shares if the transfer would result in our being "closely held" under Section 856(h) of the Code or in our shares being owned by fewer than 100 persons or otherwise would cause us not to qualify as a REIT.

      If any transfer of shares or any other event that would otherwise result in any person violating the ownership limits, then our declaration of trust provides that the shares transferred in violation of the ownership limit would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by us, and the proposed transferee will not acquire any rights in the shares. If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer that resulted in the violation of the ownership limit would be entirely void.

      The trustee of the charitable trust would be required to sell the shares transferred in violation of the ownership limit to a person or entity who could own the shares without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares.

      Under our declaration of trust, we, or our designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and the market price of such shares on the date we, or our designee, were to agree to purchase the shares. The charitable trustee will have the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee would be held in trust for the beneficiary of the charitable trust.

      Our declaration of trust requires persons or entities who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such lower percentage as required by the U.S. tax code or tax regulations) of our outstanding shares to give a written notice to us by January 30 of each year stating the name and address of such owner, the number of shares owned and a description of the manner in which such shares are held. In addition, each holder of shares subject to the foregoing ownership requirement shall provide us with such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limit discussed above. Finally, each beneficial owner of shares and each person (including the shareholder of record) who is holding shares as a nominee for a beneficial owner must provide us with such information as we may request, in good faith, in order to determine our status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

PREFERRED SHARES.

      The designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of our preferred shares of beneficial interest in respect of which this prospectus is delivered will be described in the prospectus supplement relating to such preferred shares. The following is a summary of the terms which may be specified in the related prospectus supplement. The actual terms of any specific offering may be different. Because what follows is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." The terms of our outstanding preferred shares are incorporated by reference to the description of our shares included in our Registration Statement on Form 8-A filed with the SEC on June 1, 2000. This summary is also subject to and qualified by reference to the description of the particular terms of securities described in the applicable prospectus supplement.

GENERAL.

      Our board of trustees will determine the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of our authorized and unissued preferred shares. These may include:

   - the distinctive designation of each series and the number of shares that will constitute the series;

   -  the voting rights, if any, of shares of the series;

   - the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

   - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

   - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

   - any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

   - if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

   - whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

      The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

      The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and our bylaws.

      The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

   -  the description of the preferred shares;

   -  the number of the preferred shares offered;

   -  the voting rights, if any, of the holders of the preferred shares;

   -  the offering price of the preferred shares;

   - the distribution rate, when distributions will be paid or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

   - the date from which distributions on the preferred shares shall accumulate;

   - the provisions for any auctioning or remarketing, if any, of the preferred shares;

   -  the provision, if any, for redemption or a sinking fund;

   -  the liquidation preference per share;

   -  any listing of the preferred shares on a securities exchange;

   - whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

   -  a discussion of federal income tax considerations;

   - the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

   - any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

   - any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

   - any other specific preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of the preferred shares.

RANK.

      Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares and have the terms described below.

DISTRIBUTIONS.

      Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees.

      Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

      If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

      Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction may not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances in which we could not declare a distribution, we may not be able to redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

      We may credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

REDEMPTION.

      We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement. In addition, our existing Series D Cumulative Redeemable Preferred Shares are redeemable by us at any time and from time to time on and after December 11, 2002.

      If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into common shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

LIQUIDATION PREFERENCE.

      The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

      If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

VOTING RIGHTS.

      Holders of the preferred shares will not have any voting rights, except as shown below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

      The applicable prospectus supplement may specify that holders of our preferred shares will be entitled to elect additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence may remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above may remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series.

CONVERSION RIGHTS.

      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which the holders of any applicable series of preferred shares may, or we may require them to, convert shares of such series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion upon the redemption of shares of the series.

OUR EXCHANGE RIGHTS.

      We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require the holders of any applicable series of preferred shares to exchange such shares for debt securities. If an exchange is required, the holders of that series of preferred shares will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL.

      Kramont may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among Kramont, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred shares represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

      The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by Kramont to a preferred share depositary, Kramont will cause such preferred share depositary to issue, on behalf of Kramont, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from Kramont upon request. The following description of the deposit agreements and the depositary receipts to be issued under the deposit agreements are summaries of certain anticipated provisions of the deposit agreements and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts which will be described in the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS.

      A preferred share depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred share depositary.

      In the event of a distribution other than in cash, a preferred share depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred share depositary, unless such preferred share depositary determines that it is not feasible to make such distribution, in which case such preferred share depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

      No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares that have been converted or exchanged before the record date for such distribution.

WITHDRAWAL OF SHARES.

      Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred share depositary (unless the related depositary shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the applicable preferred share depositary will be required to deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES.

      Whenever we redeem preferred shares held by a preferred share depositary, such preferred share depositary will be required to redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided we shall have paid in full to such preferred share depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that preserves our REIT status.

      From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the applicable preferred share depositary.

VOTING OF THE PREFERRED SHARES.

      Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a preferred share depositary will be required to mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct such preferred share depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder's depositary shares. Such preferred share depositary will be required to vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by such preferred share depositary in order to enable such preferred share depositary to do so. Such preferred share depositary will be required to abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. A preferred share depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such preferred share depositary.

LIQUIDATION PREFERENCE.

      In the event of the liquidation, dissolution or winding up of Kramont, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED SHARES.

      The depositary shares, as such, will not be convertible into common shares or any other securities or property of Kramont. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the applicable preferred share depositary with written instructions to such preferred share depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares or other securities, and we will agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT.

      Any form of depositary receipt evidencing depositary shares which will represent preferred shares and any provision of a deposit agreement will be permitted at any time to be amended by agreement between Kramont and the applicable preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holders of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended thereby.

      If specified in the applicable deposit agreement accompanying a supplemental prospectus, a deposit agreement will be permitted to be terminated by Kramont upon not less than 30 days' prior written notice to the applicable preferred share depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon such preferred share depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such preferred share depositary with respect to such depositary receipts. In addition, a deposit agreement will automatically terminate if (i) all outstanding depositary shares governed by it shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of Kramont and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each share of the related preferred shares shall have been converted into shares of Kramont not so represented by depositary shares.

CHARGES OF THE PREFERRED SHARE DEPOSITARY.

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement under which the depositary shares are issued. In addition, we will pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred share depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY.

      The preferred share depositary will be permitted to resign at any time by delivering to us notice of its election to do so, and we will be permitted at any time to remove the preferred share depositary. Any such resignation or removal will take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS.

      The preferred share depositary will be required to forward to holders of depositary receipts any reports and communications from Kramont which are received by such preferred share depositary with respect to the related preferred shares.

      Neither the preferred share depositary nor Kramont will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a deposit agreement. The obligations of Kramont and the preferred share depositary under a deposit agreement will be limited to performing their duties under the agreement in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the applicable depositary shares), gross negligence or willful misconduct, and neither Kramont nor the preferred share depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. Kramont and the preferred share depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

      In the event the preferred share depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and Kramont on the other hand, such preferred share depositary shall be entitled to act on such claims, requests or instructions received from Kramont.

                         DESCRIPTION OF DEBT SECURITIES

      The following is a summary of the general terms of the debt securities covered by this prospectus. We will file a prospectus supplement that may contain additional or different terms when we issue debt securities under one or more senior or subordinated indentures. The terms presented here, together with the terms in a related prospectus supplement, which could be different from the terms described below, will be a description of the material terms of the debt securities. You should also read the applicable indenture. We have filed forms of indentures with the SEC as exhibits to the registration statement of which this prospectus is a part. The actual indenture applicable to any particular debt securities may be different, and will be filed with the SEC as an exhibit before the debt securities are sold. All capitalized terms have the meanings specified in the indentures. The indentures are substantially identical except for the subordination provisions described below under "Subordinated Debt Securities." The terms and provisions of the debt securities below will most likely be modified by the documents that set forth the specific terms of the debt securities issued.

      We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior or subordinated debt. The debt securities we offer will be issued under an indenture or indentures between us and a trustee. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.

GENERAL.

      Debt securities may be issued in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series.

      We are not limited as to the amount of debt securities we may issue under the indentures. The prospectus supplement will set forth:

   -  whether the debt securities will be senior or subordinated,

   -  the offering price,

   -  the title,

   -  any limit on the aggregate principal amount,

   - the person who shall be entitled to receive interest, if other than the record holder on the record date,

   -  the date the principal will be payable,

   - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

   -  the place where payments may be made,

   -  any mandatory or optional redemption provisions,

   - any obligation to redeem or purchase the debt securities pursuant to a sinking fund,

   - if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

   - conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto,

   - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

   - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

   - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

   - any defeasance provisions if different from those described below under "Satisfaction and Discharge; Defeasance,"

   -  any conversion or exchange provisions,

   - whether the debt securities will be issuable in the form of a global security,

   - any subordination provisions, if different than those described below under "Subordinated Debt Securities,"

   - any deletions of, or changes or additions to, the events of default or covenants, and

   -  any other specific terms of such debt securities.

      Unless otherwise specified in a prospectus supplement:

   -  the debt securities will be registered debt securities, and

   - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

      Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER.

      Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

      We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

      In the event of any potential redemption of debt securities of any series, we will not be required to:

   - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

   - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

      We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in a prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES.

      The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

   - be registered in the name of a depositary that we will identify in a prospectus supplement,

   -  be deposited with the depositary or nominee or custodian, and

   -  bear any required legends.

      No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

   - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

   -  an event of default is continuing, or

   -  any other circumstances described in a prospectus supplement.

      As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

   - will not be entitled to have the debt securities registered in their names,

   - will not be entitled to physical delivery of certificated debt securities, and

   - will not be considered to be holders of those debt securities under the indentures.

      Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

      Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

      Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

      The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS.

      The provisions of this paragraph will apply to the debt securities unless otherwise indicated in a prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

      We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS.

      Unless otherwise indicated in a prospectus supplement, the provisions applicable to debt securities we issue will provide that we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

   - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

   - the successor assumes our obligations on the debt securities and under the indenture,

   - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

   -  certain other conditions are met.

EVENTS OF DEFAULT.

      Unless we otherwise indicate in a prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due,

(2) failure to pay any interest on any debt security of that series for 30 days when due,

(3)   failure to deposit any sinking fund payment when due,

(4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,

(5)   our bankruptcy, insolvency or reorganization, and

(6)   any other event of default specified in a prospectus supplement.

      An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

      If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on any subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

      After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

      Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

(2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

(3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

      Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in
(1) through (3) above.

      We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER.

      We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

      However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

   -  change the stated maturity of any debt security,

   -  reduce the principal, premium, if any, or interest on any debt security,

   - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

   -  reduce the rate of interest on any debt security,

   -  change the currency in which any debt security is payable,

   - impair the right to enforce any payment after the stated maturity or redemption date,

   - waive any default or event of default in payment of the principal of, premium or interest on any debt security,

   - waive a redemption payment or modify any of the redemption provisions of any debt security,

   -  adversely affect the right to convert any debt security, or

   - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE.

      We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

      Each indenture contains a provision that permits us to elect:

   - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and/or

   - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

   (1) the subordination provisions under the subordinated indenture, and

   (2) covenants as to payment of taxes and maintenance of corporate existence.

      To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This deposit may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

      If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES.

      Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW.

      The indentures and the debt securities will be governed by, and construed under, the law of the State of Maryland unless an indenture executed as required by the Trust Indenture Act of 1939 and filed by us with a prospectus supplement specifies another state's law.

REGARDING THE TRUSTEE.

      The indenture limits the right of the trustee, should it become a creditor of ours, to obtain payment of claims or secure its claims.

      The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

SUBORDINATED DEBT SECURITIES.

      Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all our senior indebtedness.

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

      We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

   - a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"), or

   - a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

      We may resume payments and distributions on the subordinated debt securities:

   - in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

   - in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

      No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the debt securities that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

      If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

      In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

      We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

CONVERSION OR EXCHANGE RIGHTS.

      Debt securities may be convertible into or exchangeable for our common shares. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

   -  the conversion or exchange price,

   -  the conversion or exchange period,

   - provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange,

   -  events requiring adjustment to the conversion or exchange price,

   - provisions affecting conversion or exchange in the event of our redemption of the debt securities, and

   -  any anti-dilution provisions, if applicable.

NO INDIVIDUAL LIABILITY OF SHAREHOLDERS, OFFICERS OR TRUSTEES.

      The indentures provide that none of our past, present or future shareholders, officers or trustees, or shareholders, officers or trustees of any successor entity, in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the applicable indenture.

                             DESCRIPTION OF WARRANTS

      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, common shares or preferred shares. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the form of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

      The following is a summary of the material terms of our warrants and the warrant agreement. The actual warrants issued and related warrant agreement may have different terms. Because the following is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of the warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part at or before the time of the offering of the applicable series of warrants. This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

   -  the offering price;

   -  the number of warrants offered;

   -  the securities underlying the warrants;

   - the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

   -  the date on which the warrants will expire;

   -  federal income tax consequences;

   -  the rights, if any, we have to redeem the warrants;

   -  the name of the warrant agent; and

   -  the other terms of the warrants.

      Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

      The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general summary of material federal income tax considerations applicable to us and our common shareholders and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder or security holder in view of any person's particular circumstances nor is it intended to represent a detailed description of the federal income tax consequences applicable to shareholders or security holders subject to special treatment under the federal income tax laws, like insurance companies, tax-exempt organizations, financial institutions and securities broker-dealers.

      The following discussion relating to an investment in our common shares was based on consultations with Roberts & Holland LLP, special counsel to Kramont. In the opinion of Roberts & Holland LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. Federal income tax considerations relevant to purchasers of our common shares. Roberts and Holland has not rendered any opinion about the Federal income tax considerations resulting from issuances by Kramont of any securities other than our common shares or any effect of such issuances on holders of common shares. The supplemental prospectus under which any such securities are issued will include any such additional tax considerations. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its security holders. The information in this section is based on the Code; current, temporary and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

                                     GENERAL

      We elected to be taxed as a REIT commencing with our taxable year ending December 31, 2000. Kramont was organized to enable it to be in conformity with the Code requirements for qualification and taxation as a REIT.

      Provided that Kramont qualifies for taxation as a REIT, it generally will not be subject to Federal income tax on that portion of its net income which is distributed currently to its shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels which generally results from the use of corporate investment vehicles. Kramont may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

      If Kramont failed to satisfy either the 75% or the 95% gross income test, each described below, but nonetheless continued to maintain its qualification as a REIT because certain other requirements were met, it would be subject to a 100% tax on the greater of the amount by which it failed the 75% or the 95% test, respectively, multiplied by a fraction intended to reflect Kramont's profitability. In addition, if Kramont failed to distribute during each calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year, and (C) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Notwithstanding the foregoing, a REIT may elect to retain, rather than distribute, all or a portion of its net long term capital gains and pay the tax on the gains at normal corporate capital gains tax rates. In such a case, a REIT may elect to have its shareholders include their proportionate share of the undistributed long term capital gains in income and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

      Kramont may also be subject to the corporate "alternative minimum tax." Additionally, Kramont could be subject to tax on the disposition of certain assets acquired from a C corporation in a non-taxable exchange during a 10-year period following their acquisition.

      Finally, Kramont will be subject to a 100% tax on net income derived from any "prohibited transaction." "Prohibited transactions" generally are sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business. Such prohibited transactions, however, would exclude sales of certain dealer property held by Kramont for at least four years, as well as foreclosure property.

      Kramont uses the calendar year both for Federal income tax purposes and for financial reporting purposes.

      In order to qualify as a REIT, Kramont must meet, among others, the following requirements:

SHARE OWNERSHIP TEST.

      Shares of beneficial interest of Kramont must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year which lasts less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of Kramont may be owned, directly or indirectly by applying certain constructive ownership rules, by five or fewer individuals (and certain tax exempt organizations considered to be individuals) during the last half of each taxable year. Kramont believes it will satisfy both of these tests. In order to help comply with the second of these tests, and prevent greater concentration of share ownership, Kramont has placed certain restrictions on the transfer of shares of either Kramont preferred or common shares.

      To monitor their compliance with the share ownership requirements, REITs are required to maintain records regarding the actual ownership of their shares. To do so, REITs must demand written statements each year from specified record holders of their shares in which the record holders are to disclose the beneficial owners of the shares, which are the persons required to include in gross income the REIT dividends. A list of those persons failing or refusing to comply with this demand is required to be maintained by the REIT.

ASSET TESTS.

      At the close of each quarter of its taxable year, Kramont must satisfy tests relating to the nature of its assets. First, at least 75% of the value of Kramont's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, stock or debt instruments held not more than one year purchased with the proceeds of a stock offering or long-term debt offering (lasting at least five years) and certain government securities. Second, although the remaining 25% of Kramont's assets may be invested without regard to the restrictions in the preceding sentence, the following rules will apply to the investment of those remaining assets: (1) not more than 20% of the value of Kramont's total assets may be represented by securities of one or more "taxable REIT subsidiaries" (i.e., a corporation in which Kramont owns stock, as to which Kramont and the corporation have elected for the corporation to be treated as a taxable REIT subsidiary and which meets certain other requirements under the
Code); (2) not more than 5% of the value of Kramont's total assets may be represented by securities of any one issuer (other than securities of a qualified REIT subsidiary or a taxable REIT subsidiary and securities described in the preceding sentence); (3) Kramont may not hold securities possessing more than 10% of the total combined voting power of the outstanding securities of any one issuer (other than securities of a qualified REIT subsidiary or a taxable REIT subsidiary and securities described in the preceding sentence); and (4) Kramont may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (other than securities of a qualified REIT subsidiary or a taxable REIT subsidiary, securities described in the preceding sentence, and certain "straight debt" that meets a safe harbor test set out in the Code). Qualified REIT subsidiaries (i.e., corporations 100% of the stock of which is owned by one REIT) are not treated as entities separate from their parent REIT for federal tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary will be treated as the assets, liabilities and items of Kramont. It is not anticipated, however, that Kramont will own any qualified REIT subsidiaries that have material assets or liabilities.

      By virtue of its partnership interest in Kramont Operating Partnership, L.P., Kramont will be deemed to own its pro rata share of the assets of Kramont Operating Partnership, L.P. and of any other partnership, including Montgomery CV Realty L.P., in which Kramont Operating Partnership, L.P. is directly or indirectly a partner.

GROSS INCOME TESTS.

      There are two separate percentage tests relating to the sources of Kramont's gross income which must be satisfied for each taxable year. For the purposes of these tests, where Kramont invests in a partnership, it will be treated as receiving its share of the income and loss of the partnership. Additionally, the gross income of the partnership will retain the same character in the hands of Kramont as it has in the hands of the partnership.

      1. The 75% Test. At least 75% of Kramont's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (a) rents from real property (except as modified below); (b) interest on obligations collateralized by mortgages on, or on interests in, real property; (c) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of Kramont's trade or business ("dealer property"); (d) distributions on shares in other REITs, as well as gain from the sale of such shares; (e) abatements and refunds of real property taxes; (f) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property ("foreclosure property"); (g) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (h) certain qualified temporary investment income attributable to the investment of new capital received by Kramont in exchange for its shares (including the securities offered pursuant to this prospectus) or in a public offering of debt obligations having a term of at least five years, during the one-year period following the receipt of such new capital.

      Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements for either the 75% test described above or the 95% test described below, only if the following conditions are met. First, in order to qualify as rents from real property, the rents received may not be based in whole or in part on the income or profits of any person. The rents may, however, qualify if they are based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant of which Kramont owns at least 10%, either directly or constructively, will not qualify as rents from real property. Third, if more than 15% of rent in connection with a lease of real property is attributable to personal property, the amounts attributable to the lease of personal property do not qualify as rents from real property. Fourth, for rents received to qualify as rents from real property, Kramont generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" (as defined in Section 856 of the Code) from whom Kramont derives no revenue (and who, in certain circumstances, must bear the cost for such services and receive and retain an adequate separate charge therefor) or a taxable REIT subsidiary. The "independent contractor" requirements, however, do not apply to the extent the services provided by Kramont are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Kramont (or its affiliate) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the amount received for the services does not exceed 1% of the total gross income from the property. For purposes of this test, the amount received from any non-customary services is deemed to be at least 150% of the direct cost of providing the services.

      2. The 95% Test. At least 95% of Kramont's gross income for the taxable year must be derived either from the qualifying income described above, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Income which qualifies for the 95% test but not for the 75% test includes dividends, interest on any obligations not collateralized by an interest in real property and any payments made on Kramont's behalf by a financial institution pursuant to a rate protection agreement. Finally, income derived from "prohibited transactions," described above does not qualify for either the 75% test or the 95% test.

      Income derived from Kramont's investment in its properties through Kramont Operating Partnership, L.P., will qualify in major part under both the 75% and 95% gross income tests. Furthermore, Kramont's share of gains on sales of the properties owned, directly or indirectly, by Kramont Operating Partnership, L.P. or of Kramont's interest in Kramont Operating Partnership, L.P. will generally qualify under both the 75% and 95% gross income tests. Kramont believes that the income on its other investments will not cause Kramont to fail the 75% or 95% gross income test for any year. Kramont anticipates that this will continue to be the case.

      Even if Kramont fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under the following conditions. Relief generally will be available if: (a) Kramont's failure to comply was due to reasonable cause and not to willful neglect; (b) Kramont reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (c) any incorrect information on this schedule is due to reasonable cause and is not due to fraud with intent to evade tax. Even if these relief provisions apply, however, Kramont will still be subject to a 100% tax based upon the greater of the amount by which it fails either the 75% or the 95% gross income test, respectively, multiplied by a fraction intended to reflect Kramont's profitability for that year, less certain adjustments.

ANNUAL DISTRIBUTION REQUIREMENTS.

      In order to qualify as a REIT, Kramont is required to make distributions of dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (1) 90% of Kramont's REIT taxable income (computed without regard to the dividends paid deduction and Kramont's net capital gain) and

(2) 90% of the net income (after tax), if any, from foreclosure property, minus
(B) the sum of certain items of non-cash income. Such distributions generally must be paid in the taxable year to which they relate. However, Kramont may make the distributions in the following taxable year if it declares the dividends before it timely files its tax return for the prior year, and pays the dividends before the first regular dividend payment after the declaration is made. To the extent that Kramont does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

      Kramont intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of Kramont Operating Partnership, L.P. authorizes Kramont, as general partner, to take such steps as may be necessary to cause Kramont Operating Partnership, L.P. to distribute to its partners an amount sufficient to permit Kramont to meet these distribution requirements. It is possible that Kramont may not have sufficient cash or other liquid assets to meet the 90% dividend requirement, due either to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing Kramont's REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, Kramont will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause Kramont Operating Partnership, L.P. or other affiliates to borrow funds) in order to satisfy the distribution requirement.

FAILURE TO QUALIFY.

      If Kramont failed to qualify for taxation as a REIT in any taxable year and the relief provisions did not apply, Kramont would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Kramont failed to qualify would not be required and, if made, would not be deductible by Kramont. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. In addition, corporate distributees could be eligible for the dividends received deduction. Finally, unless Kramont were entitled to relief under specific statutory provisions, Kramont would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF KRAMONT'S INVESTMENT IN PARTNERSHIPS.

      Kramont holds direct interests in Kramont Operating Partnership, L.P. Kramont Operating Partnership, L.P. is a partnership for Federal income tax purposes. Further, Montgomery CV Realty L.P. is a partnership for Federal income tax purposes. If any entity directly or indirectly owned by Kramont were to be treated as an association, such entity would be taxable as a corporation, and, therefore, subject to an entity-level tax on its income. In such a situation, the character of Kramont's assets and items of gross income would change, which could preclude Kramont from satisfying the asset tests and possibly the income tests (see "--Asset Tests" and "--Gross Income Tests"), and in turn would prevent Kramont from qualifying as a REIT.

SALE OF PROPERTIES.

      Kramont's gain, including Kramont's share of any gain realized by Kramont Operating Partnership, L.P. on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--General." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Kramont believes that, in general, the properties it owns, directly and indirectly, should not be considered dealer property, and that the amount of income from prohibited transactions, if any, will not be material.

                            TAXATION OF SHAREHOLDERS

TAXATION OF TAXABLE U.S. SHAREHOLDERS.

      As long as Kramont qualifies as a REIT, "U.S. Shareholders," defined below, are required to treat distributions with respect to their shares out of current or accumulated earnings as ordinary income, to the extent that the distributions are not designated as capital gain dividends. For purposes of determining whether distributions on the shares of Kramont are out of current or accumulated earnings and profits, the earnings and profits of Kramont generally will be allocated first to the holders of Kramont preferred shares and second to the holders of Kramont common shares. Corporate shareholders will not be eligible for the dividend received deduction with respect to dividends received from Kramont.

      Dividends that are designated as capital gain dividends will be taxed as long-term capital gains to the extent that they do not exceed Kramont's actual net capital gain for the taxable year, regardless of the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to a portion of certain capital gain dividends as ordinary income. On November 10, 1997, the IRS released Notice 97-64 describing forthcoming temporary regulations that would permit a REIT to designate different classes of capital gain dividends. Notice 97-64 serves as guidance until such regulations are issued and applies to taxable years ending on or after May 7, 1997. In general, under Notice 97-64, if a REIT designates a dividend as a capital gain dividend for such a taxable year, it may further designate such dividend as a 20% rate gain distribution or an unrecaptured Section 1250 gain distribution (subject to a 25% rate).

      For the purposes of this discussion, the term "U.S. Shareholder" means a holder of Kramont common or preferred shares who (for United States Federal income tax purposes) is (a) a citizen or resident of the United States; (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, except to the extent otherwise provided in Treasury Regulations with respect to an entity treated as a partnership for Federal tax purposes; (c) an estate, the income of which is subject to United States Federal income taxation regardless of its source; or (d) a trust, if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

      To the extent that Kramont makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder. Any such distributions reduce the tax basis of a shareholder's shares by the amount of such distribution (but not below zero). The excess of any distributions over the shareholder's tax basis is taxable as capital gain, if the shares are held as a capital asset. It is expected that Kramont will not make distributions in excess of its current and accumulated earnings and profits; thus, all distributions by Kramont will be taxable as ordinary dividends or as capital gain dividends.

      Any dividend declared by Kramont in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by Kramont and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Kramont during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Kramont.

      In general, any loss upon a sale or exchange of securities by a shareholder who has held such securities for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss, to the extent of distributions from Kramont received by such shareholder that are required to be treated by such shareholder as long-term capital gains.

ELECTION TO RETAIN NET LONG-TERM CAPITAL GAIN.

      If Kramont retains and pays income tax on its net long-term capital gain attributable to a taxable year, its shareholders may be required to include in their income as long-term capital gain their proportionate share of such amount, as designated by Kramont. A Kramont shareholder will be treated as having paid his or her share of the tax paid by Kramont in respect of the amount designated by Kramont, for which the Kramont shareholder will be entitled to a credit or refund. Additionally, each Kramont shareholder's adjusted basis in Kramont shares will be increased by the excess of the amount includable in income over the tax deemed paid on that amount. Kramont must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year.

TAXATION OF TAX-EXEMPT SHAREHOLDERS.

      Most tax-exempt employees' pension trusts are not subject to Federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Internal Revenue Code Section 512(a). Distributions by Kramont to a shareholder that is a tax-exempt entity should not constitute unrelated business taxable income, as long as the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity, and the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness," as defined in the Code. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as unrelated business taxable income. Kramont does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS.

      A "Non-U.S. Holder" is any person who holds securities and is not (a) a citizen or resident of the United States; (b) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof; (c) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source; or (d) a trust if (A) a court in the United States is able to exercise primary jurisdiction over its administration and (B) one or more United States persons have the authority to control all substantial decisions of the trust. This discussion is based on current law and is for general information only. Non-U.S. Holders are urged to consult with their own legal and tax advisors regarding the United States Federal income tax consequences of holding Kramont shares.

      1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of Kramont's earnings and profits which are not attributable to capital gains of Kramont and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable treaty. In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of securities. Where the dividend income from a Non-U.S. Holder's investment in securities is considered effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, similar to the manner in which U.S. shareholders are taxed with respect to such dividends. Additionally, a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax on its effectively connected earnings (unless reduced by an applicable treaty) and may be subject to additional taxes under the branch profits provisions of the Code.

      2. Non-Dividend Distributions. As long as Kramont is a domestically controlled REIT, as defined below, distributions by Kramont received by non-U.S. Holders, no portion of which is a dividend out of the earnings and profits of Kramont and not attributable to gain from USRPI, as defined below, will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of Kramont's current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Kramont.

      3. Certain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by Kramont to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States real property interests ("USRPIs"), such as the properties beneficially owned by Kramont, will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder. As such, these amounts will generally be subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, Kramont will be required to withhold tax equal to 35% of the amount of these dividends to the extent such dividends constitute gain from any U.S. real property interest. Any such distributions made to a Non-U.S. Holder that is a corporate shareholder may also be subject to the 30% branch profits tax on effectively connected earnings, unless the rate is reduced or eliminated pursuant to a tax treaty.

      4. Dispositions of Securities. Unless securities constitute a U.S. real property interest, a sale of securities by a Non-U.S. Holder generally will not be subject to U.S. taxation. The securities will not constitute a U.S. real property interest if Kramont is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its securities is held directly or indirectly by Non-U.S. Holders. Kramont believes it is a domestically controlled REIT and that the sale of securities of Kramont by a Non U.S. Holder thus will not be subject to U.S. taxation. Because the securities will be publicly traded and because available information may not accurately identify the status of all holders as foreign or domestic, however, no assurance can be given that Kramont will be a domestically controlled REIT. If Kramont does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of securities of Kramont generally will still not be subject to tax if (a) the securities are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and (b) the selling Non-U.S. Holder held 5% or less of Kramont's outstanding securities at all times during a specified testing period of up to 5 years.

      If gain on the sale of securities by a Non-U.S. Holder were subject to U.S. taxation, the Non-U.S. Holder would generally be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). The purchaser of such securities might also be required to withhold 10% of the purchase price and remit such amount to the IRS. Capital gains of a Non-U.S. Holder may also be subject to tax in the United States if either: (1) the Non-U.S. Holder's investment in securities were effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, or (2) if the Non-U.S. Holder were a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions were satisfied. Distributions in excess of current and accumulated earnings and profits may be subject to 10% withholding tax, but Kramont does not anticipate that it will make such distributions.

STATE AND LOCAL TAX CONSIDERATIONS.

      Kramont and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Kramont and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of Kramont.

                              PLAN OF DISTRIBUTION

      We may sell the common shares, preferred shares, warrants or debt securities separately or together:

   - through one or more underwriters or dealers in a public offering and sale by them,

   -  directly to investors, or

   -  through agents.

      We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

   -  at market prices prevailing at the time of sale,

   -  at prices related to such prevailing market prices, or

   -  at negotiated prices.

      We will describe the method of distribution of the securities in the applicable prospectus supplement.

      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.

      Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents.

      We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

      Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, will pass on the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS

      The consolidated financial statements and schedule of Kramont and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of BDO Seidman, LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

      Roberts & Holland LLP will provide an opinion as to certain tax matters.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports with the Securities and Exchange Commission, or the SEC, on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

      Our common shares, our Series B-1 preferred shares and our Series D preferred shares are listed on the New York Stock Exchange and we are required to file reports, proxy statements and other information with the New York Stock Exchange. You may read any document we file with the New York Stock Exchange at the offices of the New York Stock Exchange which is located at 20 Broad Street, 17th Floor, New York, New York 10005.

                           INCORPORATION BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and 2. The description of our common shares and our preferred shares included in our Registration Statement on Form 8-A, filed with the SEC on June 1, 2000, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

            Kramont Realty Trust
            Plymouth Plaza
            580 West Germantown Pike
            Plymouth Meeting, PA  19462
            (610) 825-7100

      This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus and any applicable supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.